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Exhibit 12.1—page 1 of 3

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Three months ended March 31,
	2003	2002
Earnings before income taxes, minority share owners' interests and cumulative effect of accounting change	$54.5	$98.3
Less: Equity earnings	(5.8)	(6.0)
Add: Total fixed charges deducted from earnings	113.6	114.9
Proportional share of pre-tax earnings of 50% owned associates	2.8	3.5
Dividends received from less than 50% owned associates		2.5

Earnings available for payment of fixed charges	$165.1	$213.2

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$105.4	$106.1
Portion of operating lease rental deemed to be interest	2.6	3.1
Amortization of deferred financing costs and debt discount expense	5.6	5.7

Total fixed charges deducted from earnings and fixed charges	$113.6	$114.9

Ratio of earnings to fixed charges	1.5	1.9

Exhibit 12.1—page 2 of 3

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Years ended December 31,
	2002	2001	2000
Earnings before income taxes, minority share owners' interests, and cumulative effect of accounting change	$476.2	$660.6	$158.4
Less: Equity earnings	(27.0)	(19.4)	(19.8)
Add: Total fixed charges deducted from earnings	449.8	454.9	499.2
Proportional share of pre-tax earnings of 50% owned associates	13.3	10.4	11.0
Dividends received from less than 50% owned associates	12.0	9.9	14.5

Earnings available for payment of fixed charges	$924.3	$1,116.4	$663.3

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$414.0	$420.7	$476.6
Portion of operating lease rental deemed to be interest	12.7	14.3	12.5
Amortization of deferred financing costs and debt discount expense	23.1	19.9	10.1

Total fixed charges deducted from earnings	$449.8	$454.9	$499.2

Ratio of earnings to fixed charges	2.1	2.5	1.3

EXHIBIT 12.1—Page 3 of 3

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Years ended December 31,
	1999	1998
Earnings before income taxes and minority share owners' interests	$496.6	$436.2
Less: Equity earnings	(22.3)	(16.0)
Add: Total fixed charges deducted from earnings	453.6	427.6
Proportional share of pre-tax earnings of 50% owned associates	10.6	7.2
Dividends received from less than 50% owned associates	9.8	6.6

Earnings available for payment of fixed charges	$948.3	$861.6

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$418.2	$395.4
Portion of operating lease rental deemed to be interest	26.5	24.8
Amortization of deferred financing costs and debt discount expense	8.9	7.4

Total fixed charges deducted from earnings	$453.6	$427.6

Ratio of earnings to fixed charges	2.1	2.0

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OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)
OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)
OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)